Exhibit 10.3
EXECUTION COPY
FIFTH AMENDMENT TO
AMENDED REVOLVING CREDIT AGREEMENT
          FIFTH AMENDMENT, dated as of July 31, 2009 (this “Agreement”), by and among Alon USA Energy, Inc., a Delaware corporation (the “Parent”), Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership (“Alon LP”; together with such other subsidiaries of the Parent as may be designated as a borrower under the Credit Agreement by Alon LP with the prior written consent of the Agent (as defined below) and the Required Lenders (as defined in the Credit Agreement), each individually a “Borrower”, and, collectively, the “Borrowers”), all direct and indirect subsidiaries of the Parent other than the Excluded Subsidiaries (as defined in the Credit Agreement) (the Parent and such direct and indirect subsidiaries that are not Excluded Subsidiaries are hereinafter referred to individually as a “Guarantor Company” and, collectively, as the “Guarantor Companies”), the Lenders (as defined below), Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the Lenders (in such capacity, the “Agent”), and Bank Leumi USA, as co-arranger for the Lenders (“Bank Leumi”).
W I T N E S S E T H
          WHEREAS, the Borrowers, the Guarantor Companies, the financial institutions from time to time party thereto (each a “Lender” and collectively, the “Lenders”), the Agent and Bank Leumi are parties to the Amended Revolving Credit Agreement, dated as of June 22, 2006 (as amended by (i) the First Amendment, dated as of August 4, 2006, (ii) the Waiver, Consent, Partial Release and Second Amendment, dated as of February 28, 2007, (iii) the Third Amendment, dated as of June 29, 2007, and (iv) the Waiver, Consent, Partial Release and Fourth Amendment, dated as of July 2, 2008, the “Credit Agreement”), pursuant to which the Lenders have made revolving loans to the Borrowers;
          WHEREAS, the Loan Parties, the Lenders, Bank Leumi and the Agent wish to amend the Credit Agreement to: (i) extend the Termination Date to January 1, 2013, (ii) increase the interest rate for each Revolving Credit Loan, (iii) increase the Unused Line Fee, the Letter of Credit Issuance Fee and the Letter of Credit Amendment Fee, (iv) terminate the right to request a Facility Sublimit Increase, (v) change the reporting requirements under Sections 7.01(a) (ii) and (iii) of the Credit Agreement, and (vi) amend certain other terms and conditions of the Credit Agreement, in each case, subject to the terms and conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

     2. Amendments to Credit Agreement.
          (a) New Definition. Section 1.01 of the Credit Agreement is hereby amended to add the following defined term in the appropriate alphabetical order:
                       “Pricing Effective Date’ means August 3, 2009.”
          (b) Deletion of Existing Definitions. The following defined terms in Section 1.01 of the Credit Agreement are hereby deleted in their entirety:
                        “Base Production Level”;
                        “Blended West Texas Crude Oil Price”;
                        “Extension Notice”;
                        “Facility Floor”;
                        “Facility Sublimit”;
                        “Initial Oil Increase Period”;
                        “Minimum Oil Increase Period”;
                        “Notice of Facility Sublimit Increase”;
                        “Oil Price Adjustment”;
                        “Production Increase”; and
                        “Subsequent Oil Increase Period”.
          (c) Amendment and Restatement of Existing Definitions. The following defined terms in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     “‘Availability’ means, at any time, the difference between (i) the lower of (A) the Borrowing Base and (B) the Total Commitment, and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Credit Loans and (B) all Letter of Credit Obligations.”
     “‘Base Rate Loan’ means a Revolving Credit Loan bearing interest based on the Base Rate or as set forth in Section 2.06(a).”
     “‘Eurodollar Loan’ means a Revolving Credit Loan bearing interest based on the Eurodollar Rate or as set forth in Section 2.06(a).”
     “‘Obligations’ means (i) the obligations of the Borrowers to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by them in respect of any Loan Document to which any Borrower is a party, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency or reorganization of a Loan Party, whether or not a claim for post-filing interest is allowed in such proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise, (ii) the obligations of the Borrowers to perform or observe all of its other obligations from time to time existing under any Loan Document to which any Borrower is a party, and (iii) any overdrawn amounts with respect to any deposit or checking account maintained by any Loan Party at IDB or Bank Leumi, together with any related fees and charges.”
                             “‘Termination Date’ means January 1, 2013.”
          (d) Revolving Credit Commitments. Section 2.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) Notwithstanding the foregoing, the aggregate principal amount of the Revolving Credit Loans outstanding at any time shall not exceed the lower of (i) the difference between (A) Total Commitment and (B) the aggregate Letter of Credit Obligations and (ii) the difference between (A) the then current Borrowing Base, and (B) the aggregate Letter of Credit Obligations.”
          (e) Interest; Revolving Credit Loans. Section 2.06(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Each Revolving Credit Loan which is a Eurodollar Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Credit Loan until such principal amount becomes due, at a rate per annum equal to (i) prior to the Pricing Effective Date, the Eurodollar Rate for the Interest Period in effect for such Revolving Credit Loan plus 1.50%, and (ii) on and after the Pricing Effective Date, the greater of (A) the Eurodollar Rate for the Interest Period in effect for such Revolving Credit Loan plus 3.0% and (B) 4.0%. Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Revolving Credit Loan until such principal amount becomes due, at a rate per annum equal to (x) prior to the Pricing Effective Date, the Base Rate, and (y) on and after the Pricing Effective Date, the greater of (A) the Base Rate plus 1.0% and (B) 4.0%.”

          (f) Reduction of Revolving Credit Commitment; Prepayment of Revolving Credit Loans. Section 2.07(c)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(ii) [Reserved]”
          (g) Fees; Unused Line Fee. Section 2.08(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) From and after the Effective Date until the Final Maturity Date, the Borrowers shall pay to the Agent for the account of the Lenders in accordance with the Lenders’ respective Pro Rata Shares and in immediately available funds, an unused line fee (the “Unused Line Fee”) accruing at the rate of (i) prior to the Pricing Effective Date, 3/10ths of 1% (0.30%) per annum, and (ii) on and after the Pricing Effective Date, 7/10ths of 1% (0.70%) per annum, in each case on the excess, if any, of the Total Commitment over the sum of the average amount of all Revolving Credit Loans and Letter of Credit Obligations outstanding from time to time. Solely for the purposes of calculating the Unused Line Fee, the total amount of Letters of Credit Obligations shall be determined based upon the maximum stated amount of each Letter of Credit and each such Letter of Credit shall be deemed to be outstanding at the maximum stated amount until the expiry date of each such Letter of Credit, irrespective of whether the maximum stated amount was reduced or such Letter of Credit was terminated prior to the expiry date of such Letter of Credit. The Unused Line Fee shall be payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing April 3, 2006 and shall be non-refundable.”
          (h) Fees; Unused Loan Subfacility Fee. Section 2.08(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) [Reserved]”
          (i) Increases to the Facility Sublimit. Section 2.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 2.13 [Reserved]”
          (j) Letters of Credit. Section 3.01(b) of the Credit Agreement is hereby amended by deleting the first sentence of such section in its entirety and by substituting therefor the following:
     “The aggregate Letter of Credit Obligations shall not exceed the lower of (i) the difference between (A) the Total Commitment and (B) the aggregate principal amount of Revolving Credit Loans then outstanding and (ii) the difference between (A) the aggregate Borrowing Base and (B)

the aggregate principal amount of the Revolving Credit Loans then outstanding.”
          (k) Letters of Credit Fees. Section 3.03(b)(i) of the Credit Agreement is hereby amended by deleting the last sentence of such section in its entirety and by substituting therefor the following:
     “In addition, the Borrowers shall pay to the Agent for the account of the Lenders, in accordance with the Lenders’ Pro Rata Shares, (x) for each Letter of Credit issued hereunder, a nonrefundable issuance fee (a “Letter of Credit Issuance Fee”) equal to (1) prior to the Pricing Effective Date, 1.50% per annum and (2) on and after the Pricing Effective Date, 2.25% per annum, in each case of the stated amount of such Letter of Credit, and (y) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a nonrefundable amendment fee (a “Letter of Credit Amendment Fee”) equal to (1) prior to the Pricing Effective Date, 1.50% per annum and (2) on and after the Pricing Effective Date, 2.25% per annum, in each case of the increase in the stated amount of such Letter of Credit.”
          (l) Affirmative Covenant; Reporting Requirements.
               (i) Section 7.01(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent,
     (A) the audited consolidated balance sheets, consolidated statements of income and consolidated statements of stockholders’ equity and consolidated statements of cash flow of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and (in the case of the consolidated balance sheets and statements of income, stockholders’ equity and cash flow) accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of KPMG, LLP or other independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agent (it being agreed that any “Big Four” accounting firm shall be deemed acceptable), and
     (B) a balance sheet, statement of income and statement of cash flow of Alon LP as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and (1) certified by the chief financial officer of Alon LP as fairly presenting, in all material respects, the financial position of Alon LP and the results of operations and changes in financial position of Alon LP, as of the end of such Fiscal Year, and (2) accompanied by a review report thereon of KPMG, LLP or other independent certified public accountants of recognized standing selected Alon LP and satisfactory to the Agent (it being agreed that any “Big Four” accounting firm shall be deemed acceptable), which report shall state that such accountants reviewed such balance sheets, statements of income, and statements of cash flow and that based on such review, such accountants are not aware of any material modifications that should be made in such financial statements in order for them to be in conformity with GAAP;”
               (ii) Section 7.01(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(iii) as soon as available and in any event within 30 days of the end of each Fiscal Month,
     (A) an internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of income and consolidated and consolidating statements of cash flow for such Fiscal Month of (x) the Parent and its Consolidated Subsidiaries and (y) Alon USA and its Consolidated Subsidiaries, in each case, for such Fiscal Month and for the period from the beginning of such Fiscal Year to the end of such Fiscal Month, all in form and detail consistent with that of the most recent monthly financial statements furnished to the Agent prior to the date hereof and certified by the chief financial officer of the Parent or Alon USA, as appropriate, as fairly presenting, in all material respects, the financial position of the Parent and its Consolidated Subsidiaries and Alon USA and its Consolidated Subsidiaries, in each case, as of the end of such Fiscal Month and the results of operations and changes in financial position of the Parent and its Consolidated Subsidiaries and Alon USA and its Consolidated Subsidiaries, in each case, for such Fiscal Month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent, subject to normal year end audit adjustments and the absence of footnotes, and
     (B) an internally prepared balance sheet, statement of income and statement of cash flow for such Fiscal Month of Alon LP (alone, without regard to its Subsidiaries) and for the period from the beginning of such Fiscal Year to the end of such Fiscal

Month, all in reasonable detail and prepared in accordance with GAAP and certified by the chief financial officer of Alon LP as fairly presenting, in all material respects, the financial position of Alon LP as of the end of such Fiscal Month and the results of operations and changes in financial position of Alon LP, for such Fiscal Month, subject to normal year end adjustments and the absence of footnotes;”
                   (iii) Section 7.01(a)(ix) of the Credit Agreement is hereby amended by deleting clause (A) of such section in its entirety and by substituting therefor the following:
“(A) a Borrowing Base Certificate containing actual information as of the 30th day of the preceding month and setting forth and certifying as to (1) the calculation of the Borrowing Base and (2) Availability,”
     3. Conditions to Effectiveness. The effectiveness of this Agreement is subject to the fulfillment on or before August 3, 2009, in a manner satisfactory to the Agent, of the following conditions (the date such condition is fulfilled is hereafter referred to as the “Fifth Amendment Effective Date”):
          (a) The Borrowers shall have paid to the Agent (i) for the benefit of the Lenders a non-refundable fee equal to $1,200,000 (the “Amendment Fee”), in immediately available funds, which fee shall be earned in full when paid, and (ii) all other fees, costs, expenses and taxes payable on the Fifth Amendment Effective Date pursuant to Section 12.05 of the Credit Agreement.
          (b) The representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Fifth Amendment Effective Date shall be true and correct on and as of the Fifth Amendment Effective Date as though made on and as of such date, except to the extent that such representations or warranties expressly relate solely to an earlier date (in which case such representations or warranties shall be true and correct on and as of such date); and no Default or Event of Default shall have occurred and be continuing on the Fifth Amendment Effective Date or would result from this Agreement becoming effective in accordance with its terms.
          (c) The Agent shall have received on or before the Fifth Amendment Effective Date the following, each in form and substance satisfactory to the Agent:
                   (i) five (5) copies of this Agreement duly executed by the Loan Parties, the Agent and the Lenders;
                   (ii) a certificate of an authorized officer of each Loan Party, certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the other documents to be executed and delivered by such Loan Party in connection herewith, together with evidence of the incumbency of such authorized officers;

               (iii) a certificate of the chief executive officer or the chief financial officer of the Administrative Borrower, certifying as to the matters set forth in subsection (b) of this Section 3; and
               (iv) such other certificates of authorized officers of any Loan Party as the Agent may reasonably request.
     4. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, the Loan Parties represent and warrant to the Agent and the Lenders that, as of the Fifth Amendment Effective Date:
          (a) Each of the Companies and the Parent (i) is a corporation, limited liability company or limited partnership (as applicable) duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Agreement, and to perform the Credit Agreement, as amended hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to so qualify individually or in the aggregate is not reasonably likely to have a Material Adverse Effect.
          (b) The execution, delivery and performance by each of the Companies and the Parent of this Agreement and the performance by each of the Companies and the Parent of the Credit Agreement, as amended hereby, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene, in the case of a corporation, its charter or by-laws, in the case of a limited liability company, its certificate of formation and limited liability operating agreement, or any applicable equivalent document, and in the case of a limited partnership, its certificate of limited partnership and limited partnership agreement, or any applicable equivalent document, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any such Loan Document or Term Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties except where such suspension, revocation, impairment, forfeiture or nonrenewal is not reasonably likely to have a Material Adverse Effect.
          (c) No authorization, approval or consent of or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required in connection with the due execution, delivery and performance by each Company and the Parent of this Agreement, or for the performance of the Credit Agreement, as amended hereby.
          (d) This Agreement, the Credit Agreement, as amended hereby, and each other Loan Document to which each Company and the Parent is a party is a legal, valid and binding obligation of such Company or the Parent, as applicable, enforceable against such Company or the Parent, as applicable, in accordance with its terms except to the extent that the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting generally, the enforcement of creditors’ rights and remedies and by general principles of equity.
          (e) The representations and warranties contained in this Agreement, the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent or any Lender pursuant thereto on or prior to the Fifth Amendment Effective Date are true and correct in all respects on and as of the Fifth Amendment Effective Date, after giving effect to the terms of this Agreement, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such date); and no Default or Event of Default has occurred and is continuing on the Fifth Amendment Effective Date or will result from this Agreement becoming effective in accordance with its terms.
     5. Covenants.
          (a) The Loan Parties shall deliver, or cause to be delivered, within one day after the Fifth Amendment Effective Date, the following, each in form and substance satisfactory to the Agent:
                    (i) a copy of the resolutions adopted by the Board of Directors or equivalent governing body of each Loan Party, certified as of the Fifth Amendment Effective Date by authorized officers thereof, authorizing (A) the transactions contemplated by this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith, and (B) the execution, delivery and performance by each Loan Party of this Agreement and the other documents, instruments and agreements executed and/or to be delivered in connection herewith;
                    (ii) a certificate of an authorized officer of each Loan Party, certifying that such Loan Party has not amended or otherwise modified (A) its charter, certificate of formation or other organizational document or (B) its by-laws, operating agreement or limited partnership agreement or other similar agreement, in each case since the Effective Date (or, if any such organizational document has been amended or otherwise modified, attaching a true, correct and complete copy of such amendment or modification); and
                    (iii) a certificate, dated as of a date not more than ten days prior to the Fifth Amendment Effective Date, of the appropriate official(s) of the state of incorporation of each Loan Party, certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states and listing all charter documents of such Loan Party on file with such official(s).
          (b) The Administrative Borrower shall deliver, or cause to be delivered, within seven days after the Fifth Amendment Effective Date, an opinion of Jones Day, special counsel to the Loan Parties, as to such matters as the Agent may reasonably request.
     6. Reservation of Rights. No action or acquiescence by the Agent and the Lenders, including, without limitation, this Agreement of, or the acceptance of any payments under, the Credit Agreement, shall constitute a waiver of any Default or Event of Default which may exist as of the Fifth Amendment Effective Date. Accordingly, the Agent and the Lenders reserve all of their rights under the Credit Agreement, the Loan Documents, at law and otherwise regarding any such Default or Event of Default.
     7. Continued Effectiveness of Loan Documents. Each of the Loan Parties hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Fifth Amendment Effective Date all references in any such Loan Document to “the Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Agreement, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent a security interest in or lien on, any collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.
     8. Miscellaneous.
          (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of a counterpart hereby by facsimile or electronic transmission shall be equally effective as delivery of a manually executed counterpart hereof.
          (b) Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          (C) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (d) THE COMPANIES, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
          (e) Each Loan Party hereby acknowledges and agrees that this Agreement constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Agreement shall have been untrue, false or misleading in any material respect when made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Agreement.
          (f) The Loan Parties will pay on demand all reasonable fees, reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution and delivery of this Agreement, including, without limitation, the reasonable fees, out-of-pocket disbursements and other client charges of Schulte Roth & Zabel LLP.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower:

ALON USA, LP

By:	Alon USA GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ David Wiessman
Name: David Wiessman
Title: Executive Chairman of the Board of Managers

Fifth Amendment to the Amended Revolving Credit Agreement

Guarantor Companies:

ALON USA OPERATING, INC
ALON USA REFINING, INC.
ALON USA, INC.
ALON USA ENERGY, INC.
ALON USA CAPITAL, INC.
ALON PARAMOUNT HOLDINGS, INC.

By:	/s/ David Wiessman
Name: David Wiessman
Title: Executive Chairman of the Board of Directors

ALON USA GP, LLC ALON CRUDE PIPELINE, LLC

By:	/s/ David Wiessman

Name: David Wiessman
Title: Executive Chairman of the Board of Managers

ALON ASSETS, INC.
ALON BRANDS, INC.

By:	/s/ David Wiessman

Name: David Wiessman
Title: Chairman of the Board of Directors

Fifth Amendment to the Amended Revolving Credit Agreement

ALON USA DELAWARE, LLC
ALON PIPELINE LOGISTICS, LLC

By:	/s/ David Wiessman
Name: David Wiessman
Title: President

Fifth Amendment to the Amended Revolving Credit Agreement

Agent and Lender:

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/Howard Weinberg
Name: Howard Weinberg
Title: First Senior Vice President

By:	/s/Itai Zalutzki

Name: Itai Zalutzki
Title: AVP

Fifth Amendment to the Amended Revolving Credit Agreement

Lender and Co-arranger:

BANK LEUMI USA

By:	/s/ Gil Hershman
Name: Gil Hershman
Title: Vice President

By:	/s/ Michaela Klein

Name: Michaela Klein, 212
Title: Senior Vice President

Fifth Amendment to the Amended Revolving Credit Agreement